Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30024, 333-34810, 333-39456, 333-96553, 333-108065, 333-126004, 333-133870, 333-133871), Form S-3 (Nos. 333-59456, 333-48100, 333-138600) and Form S-4 (No. 333-131541) of EarthLink, Inc. and in the related Prospectuses of our reports dated February 28, 2007, with respect to the consolidated financial statements of EarthLink, Inc., EarthLink, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of  internal control over financial reporting of EarthLink, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Atlanta, Georgia
February 28, 2007